Exhibit 10.23
Fiscal 2006 Salaries of Digene Corporation Executive Officers
          Set forth below are the fiscal 2006 salaries of the executive officers of Digene Corporation:

Salary for
Name and Title	Fiscal 2006
Evan Jones Chief Executive Officer and Chairman of the Board	$461,200

Charles M. Fleischman President, Chief Operating Officer and Chief Financial Officer	$398,600

Robert McG. Lilley Senior Vice President, Global Sales and Marketing	$355,587

Attila T. Lorincz, Ph.D. Senior Vice President and Chief Scientific Officer	$311,200

Vincent J. Napoleon Senior Vice President, General Counsel and Secretary	$257,500

Belinda O. Patrick Senior Vice President, Manufacturing Operations	$238,000

Joseph P. Slattery Senior Vice President, Finance and Information Systems	$239,300

Donna Marie Seyfried Vice President, Business Development	$249,000